                                                                    EXHIBIT 99.2



March 28, 2002


United States Securities and Exchange Commission
Washington, D.C. 20549

     Re:  Arthur Andersen LLP


     The Financial statements of Edge Petroleum Corporation included in this Annual Report on Form 10-K have been audited by Arthur Andersen LLP ("Andersen"). Andersen has represented to us that the audit was subject to Andersen's quality control system for the U.S. accounting and audit practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audits, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.



Edge Petroleum Corporation


By: /s/ Michael G. Long
        -------------------------------------------------
        Michael G. Long
        Senior Vice President and Chief Financial Officer
        (Principal Financial Officer)